Exhibit 99.1
UPC Holding Reports 2012 Results

Amsterdam, the Netherlands - February 14, 2013: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months (“Q4”) and year ended December 31, 2012. UPC Holding is a wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to Liberty Global's website (www.lgi.com). In addition, UPC Holding's consolidated financial statements with the accompanying notes are expected to be posted prior to the end of March 2013.

Financial and operating highlights for the year ended December 31, 2012, as compared to the results for the same period last year (unless noted), include:

•	Organic RGU[1] additions increased 7% to 711,000, including 222,000 in Q4

◦	Highest annual RGU additions since 2007

•	Revenue increased 6% to €4.27 billion, representing rebased[2] growth of 3%

•	Operating cash flow (“OCF”)[3] improved 7% to €2.07 billion, reflecting rebased growth of 4%

◦	Achieved Q4 rebased OCF growth of 6%

•	Operating income increased by 11% year-over-year to €1.0 billion

•	Capital expenditures as a percentage of revenue declined to 17%

•	Over 75% of consolidated third-party debt is due in 2017 and beyond

Financial Results

For the three months and year ended December 31, 2012, our consolidated revenue increased by 7% to €1.09 billion and 6% to €4.27 billion respectively, as compared to the corresponding prior year periods. Besides acquisitions, including Aster in Poland, and favorable foreign currency (“FX”) movements, our revenue growth for both periods primarily resulted from continued volume growth in RGUs. Neutralizing the impact of acquisitions and FX, we achieved year-over-year rebased revenue growth of 3% for both the three-month and full-year 2012 periods. For the last three years, our annual rebased revenue growth has consistently averaged 3%.

Geographically, our European operations (“UPC Europe”) achieved rebased growth of 3% in 2012, with our Western European and our Central and Eastern European (“CEE”) regions posting rebased revenue growth of 4% and a modest decline of 1%, respectively. Our top-performing European markets for 2012 in terms of rebased revenue growth were our Irish and our Dutch businesses. One particular highlight in 2012 was the performance of UPC Cablecom in Switzerland. Gaining momentum throughout the year, our Swiss business delivered rebased revenue growth of 4% in 2012, up from 2% in 2011. Turning to South America, our Chilean operations (“VTR”) realized rebased revenue growth of 4%, matching the result of our Western European region.

We increased our OCF by 10% to €537 million and 7% to €2.07 billion for the three months and year ended December 31, 2012, respectively, as compared to the corresponding prior year periods. This

OCF growth reflects the positive impact of our organic growth, acquisitions and, to a lesser extent, favorable FX movements. On a rebased basis, we delivered year-over-year growth of 6% for Q4 and 4% for the full year. For 2012, we delivered year-over-year rebased OCF growth of 5% in our Western European region with particularly strong contributions from our Irish and Dutch businesses, which grew 11% and 6%, respectively. In addition, our Swiss operation improved its rebased OCF growth to 5% in 2012, its strongest result in the last four years. Rounding out our other operations, CEE's rebased OCF was flat for the second year in a row, and in Chile, we posted rebased OCF growth of 8% for 2012, its strongest showing since 2008.

Our consolidated OCF margins4 increased by 130 basis points to 49.2% in Q4 and 50 basis points to 48.6% for full-year 2012, as compared to the corresponding prior year periods. Specifically, for full-year 2012, our Western European and CEE businesses attained OCF margins of 55.8% and 49.8%, respectively, with each experiencing year-over-year OCF margin improvement of approximately 100 basis points. With respect to Western Europe, each of our operations delivered improved OCF margins. Moving to Chile, we achieved a 44.0% OCF margin in 2012, which reflected a 160 basis point improvement over Chile's OCF margin of 42.4% in 2011. The overall OCF margin improvements for UPC Holding were partially offset by increased costs in our European central and other operations during the 2012 periods as compared to the corresponding periods in 2011.

For the year ended December 31, 2012, we reported capital expenditures of €724 million, reflecting a decline of approximately €58 million from 2011. As a percentage of revenue, our capital expenditures decreased from 19% of revenue in 2011 to 17% of revenue in 2012. This was in the middle of our target range of 16% to 18% on a consolidated basis. The annual decline was attributable in large part to our working capital efforts, as our non-cash vendor financing arrangements were €87 million higher year-over-year. Additionally, our total property and equipment additions, which include our capital expenditures on an accrual basis and our vendor financing, capital lease and other non-cash additions, declined year-over-year from 22% of revenue in 2011 to 21% of revenue in 2012, despite our stronger subscriber growth in 2012 compared to the prior year.

Subscriber Statistics

At December 31, 2012, we provided our 10.3 million unique customers with 18.7 million services, consisting of 9.3 million video, 5.5 million broadband internet and 4.0 million telephony subscriptions. As compared to year-end 2011, we increased our RGU base by 5% or over 900,000 RGUs. This growth was driven by over 700,000 organic RGU additions, as well as RGUs from the inclusion of our historical small office home office (“SOHO”) business5 and from multiple small in-market acquisitions. During 2012, we increased our combined double- and triple-play customers by 388,000 or 8% (inclusive of acquisitions) to over 5 million bundled customers, or 50% of our customer base. As a result, our bundling ratio increased from 1.73x RGUs per customer at the end of 2011 to 1.81x RGUs per customer at the end of 2012.

Our subscriber additions increased by 7% year-over-year to 711,000 RGUs in 2012, with 222,000 RGUs added in the fourth quarter. Our 2012 result represents our strongest performance since 2007 and our Q4 2012 result reflects our second highest quarterly total since Q4 2007. Our subscriber additions for the three months and year ended 2012 include 23,000 and 71,000 RGUs, respectively, relating to SOHO RGUs.

Geographically, our European operations accounted for over 85% of our total RGU additions in 2012. Our Western European businesses added 278,000 RGUs during the year, which was largely flat as compared to 2011. We had strong performances in both Switzerland and Austria, which added 123,000 RGUs on a combined basis in 2012 versus 46,000 RGUs in 2011. In particular, our Swiss operation reported its best subscriber performance since 2006 with 80,000 RGU additions. Offsetting our Swiss and Austrian improved performances, our Dutch business faced a more competitive environment in the second half of 2012 and, as a result, added 55,000 RGUs in 2012 as compared to 137,000 in 2011. Rounding out our European footprint, our CEE operations grew their RGU additions by 24% in 2012, gaining 329,000 RGUs. This was our highest annual total since 2007 in that region, with both our Romanian and Hungarian operations showing dramatic year-over-year improvement. Finally, our Chilean operation realized a 7% decline in RGU additions to 105,000 in 2012.

In terms of our TV business, we lost 169,000 video subscribers (including just 12,000 in Q4) in 2012, which is slightly better than our 2011 result, and represented our lowest annual RGU attrition since 2006. We finished 2012 with a digital video base of 5.2 million RGUs, as we added 497,000 digital cable RGUs (including 141,000 in Q4) during the year. As a result of our growth in digital subscribers, we achieved a digital penetration6 of 61%, as compared to 54% at year-end 2011. We expect that our opportunity to continue driving digital upgrades will be enhanced by our recently launched Horizon TV product and with over 3 million analog video subscribers, we remain confident in the video growth opportunity. The take-up of Horizon TV in the Dutch market remained robust during the fourth quarter and within five short months we have sold over 100,000 Horizon TV subscriptions and have over 200,000 unique users enjoying our on-line and multiscreen services. In January 2013, we introduced Horizon TV in Switzerland and the early results so far have been very positive and we look forward to launching Horizon TV in Ireland later this year.

Overall subscriber growth was powered by our market-leading double- and triple-play bundles, with our superior broadband internet products serving as the key competitive differentiator. As a result of continued strong demand from within our customer base, we added 403,000 broadband internet subscribers (including 113,000 in Q4) and 477,000 telephony subscribers (including 122,000 in Q4), reflecting a year-over-year decline of 4% for broadband internet, but an increase of 16% for telephony, which represents a record level for annual telephony additions.

Summary of Third-Party Debt and Cash and Cash Equivalents

At December 31, 2012, we reported €9.6 billion of third-party debt and €58 million of cash and cash equivalents. As compared to September 30, 2012, our third-party debt remained relatively constant, decreasing €62 million. At December 31, 2012, over 75% of our third-party debt was due in 2017 and beyond, while our fully-swapped borrowing cost7 declined to approximately 7.8% at Q4 2012 from 8.8% at Q4 2011, due to a combination of attractive pricing on our new debt issuances and lower costs associated with our derivative instruments.

During 2012, we completed several opportunistic financing transactions, which enabled us to extend our maturity profile, lower our borrowing cost, and raise new capital. In the fourth quarter, we rolled our existing $500 million of commitments under Facility AB due 2017 into a new Facility AF, which matures in 2021.

The following table details our consolidated third-party debt and cash and cash equivalents as of the dates indicated:8

	December 31,	September 30,
	2012	2012
	in millions
UPC Broadband Holding Bank Facility	€4,142.5	€4,170.6
UPCB Finance Limited 7.625% Senior Secured Notes due 2020	496.6	496.5
UPCB Finance II Limited 6.375% Senior Secured Notes due 2020	750.0	750.0
UPCB Finance III Limited 6.625% Senior Secured Notes due 2020	757.7	776.7
UPCB Finance V Limited 7.25% Senior Secured Notes due 2021	568.3	582.5
UPCB Finance VI Limited 6.875% Senior Secured Notes due 2022	568.3	582.5
UPC Holding 8.00% Senior Notes due 2016	300.0	300.0
UPC Holding 9.75% Senior Notes due 2018	380.5	379.8
UPC Holding 9.875% Senior Notes due 2018	286.8	293.4
UPC Holding 8.375% Senior Notes due 2020	640.0	640.0
UPC Holding 6.375% Senior Notes due 2022	594.7	594.6
Other debt, including vendor financing and capital lease obligations	108.3	89.2
Total third-party debt	€9,593.7	€9,655.8

Cash and cash equivalents	€58.3	€71.0

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at December 31, 2012:

		As of December 31, 2012
Facility	Final maturity	Interest rate	Facility amount[9]	Unused borrowing capacity	Carrying value[10]
			in millions

Facility Q	July 31, 2014	E + 2.75%	€30.0	€30.0	€—
Facility R	Dec. 31, 2015	E + 3.25%	€290.7	—	290.7
Facility S	Dec. 31, 2016	E + 3.75%	€1,204.5	—	1,204.5
Facility T	Dec. 31, 2016	L + 3.50%	$260.2	—	196.1
Facility U	Dec. 31, 2017	E + 4.00%	€750.8	—	750.8
Facility V	Jan. 15, 2020	7.625%	€500.0	—	500.0
Facility W	Mar. 31, 2015	E + 3.00%	€144.1	144.1	—
Facility X	Dec. 31, 2017	L + 3.50%	$1,042.8	—	790.2
Facility Y	July 1, 2020	6.375%	€750.0	—	750.0
Facility Z	July 1, 2020	6.625%	$1,000.0	—	757.7
Facility AA	July 31, 2016	E + 3.25%	€904.0	904.0	—
Facility AC	Nov. 15, 2021	7.250%	$750.0	—	568.3
Facility AD	Jan. 15, 2022	6.875%	$750.0	—	568.3
Facility AE	Dec. 31, 2019	E + 3.75%	€535.5	—	535.5
Facility AF	Jan. 31, 2021	L + 3.00%[11]	€500.0	—	374.7
Elimination of Facilities V, Y, Z, AC and AD in consolidation				—	(3,144.3)
Total				€1,078.1	€4,142.5

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding B.V. (“UPC Broadband Holding”), our wholly-owned subsidiary, is a borrower of outstanding indebtedness under the UPC Broadband Holding Bank Facility, which we guarantee. As of December 31, 2012, UPC Broadband Holding had maximum undrawn commitments under Facilities Q, W and AA of the UPC Broadband Holding Bank Facility of €1.1 billion. We estimate that approximately €789 million of this amount will be available upon completion of our fourth quarter compliance reporting requirements.

Based on the results ended December 31, 2012 and subject to the completion of our fourth quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.64x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 4.66x.12

About UPC Holding

UPC Holding connects people to the digital world and enables them to discover and experience its endless possibilities. Our market-leading television, broadband internet and telephony services are provided through next-generation networks and innovative technology platforms in 10 countries that connect 10 million customers who subscribe to 19 million services as of December 31, 2012.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our continued ability to increase our organic RGU additions and further grow the penetration of our advanced services and our assessment of our liquidity and access to capital markets, including our borrowing availability; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including Horizon TV; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global's most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

We are required under the terms of the indentures for the UPC Holding senior notes and the UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited senior secured notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding, our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding

Bank Facility, which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its December 31, 2012 results. The financial information contained herein is preliminary and subject to change. We presently expect to issue our December 31, 2012 audited consolidated financial statements prior to the end of March 2013, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the senior notes and the senior secured notes.

For more information, please contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Oskar Nooij	+1 303.220.4218	Bert Holtkamp	+31 20.778.9800

_______________________________

[1]
Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[2]
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011 and 2012, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2011 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 and 2012 in the respective 2011 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2012 results and (ii) reflect the translation of our rebased amounts for the 2011 periods at the applicable average exchange rates that were used to translate our 2012 results. Please see page 7 for supplemental information on rebased growth.

[3]	Please see page 10 for our definition of operating cash flow and a reconciliation to operating income.

[4]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[5]
Certain of our business-to-business (“B2B”) revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we recorded non-organic adjustments to begin including the SOHO subscribers of UPC Europe in our RGU and customer counts. As a result, all mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are now included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes. RGU, customer, bundling and ARPU amounts presented for periods prior to January 1, 2012 have not been restated to reflect this change.

[6]	Digital penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

[7]
Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness, including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

[8]
UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited are special purpose financing companies created for the primary purpose of issuing senior secured notes and are owned 100% by charitable trusts. We used the proceeds from the senior secured notes to fund Facilities V, Y, Z, AC and AD under the UPC Broadband Holding Bank Facility, with UPC Financing, our direct subsidiary, as the borrower. These special purpose financing companies are dependent on payments from UPC Financing under Facilities V, Y, Z, AC and AD in order to service their payment obligations under the senior secured notes. As such, these companies are variable interest entities and UPC Financing and its parent entities, including UPC Holding, are required by accounting principles generally accepted in the U.S. (“GAAP”) to consolidate these companies. Accordingly, the amounts outstanding under Facilities V, Y, Z, AC and AD eliminate within our condensed consolidated financial statements.

[9]	Except as described in note 8 above, amounts represent total third-party commitments at December 31, 2012 without giving effect to the impact of discounts.

[10]	Facilities T and AF carrying values include the impact of discounts.

[11]	The Facility AF interest rate includes a LIBOR floor of 1.00%.

[12]
Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment for the three months and year ended December 31, 2012, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and telephony services. Most reportable segments also provide B2B services. At December 31, 2012, our operating segments in UPC Europe provided broadband communications services in nine European countries and direct-to-home (“DTH”) services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as "UPC DTH." Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. UPC Europe's central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within UPC Europe. VTR provides video, broadband internet and telephony services in Chile.

Beginning in the fourth quarter of 2012, the management responsibility for certain of our operations in Switzerland was transferred to our Austrian operations and, accordingly, such operations are now reported within our Other Western Europe segment. Segment information for all periods presented has been retrospectively revised to reflect this change. We present only the reportable segments of our continuing operations in the tables below.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2012, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2011 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 and 2012 in our rebased amounts for the three months and year ended December 31, 2011 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2012 and (ii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2011 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2012. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended December 31, 2011 include four small entities in Europe. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the year ended December 31, 2011 include Aster and six small entities in Europe.

We have reflected the revenue and OCF of the acquired entities in our 2011 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding's December 31, 2012 consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended December 31,		Increase (Decrease)		Increase (Decrease)
	2012	2011	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€242.2	€232.8	€9.4	4.0	3.9
Switzerland	250.9	236.7	14.2	6.0	3.8
Other Western Europe	169.3	162.2	7.1	4.4	4.4
Total Western Europe	662.4	631.7	30.7	4.9	4.0
Central and Eastern Europe	220.4	211.6	8.8	4.2	(0.9)
Central and other	24.1	21.2	2.9	13.7	—
Total UPC Europe	906.9	864.5	42.4	4.9	3.0
VTR (Chile)	184.7	159.9	24.8	15.5	3.8
Total	€1,091.6	€1,024.4	€67.2	6.6	3.1

	Year ended December 31,		Increase (Decrease)		Increase (Decrease)
	2012	2011	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€955.6	€914.9	€40.7	4.4	4.4
Switzerland	979.6	921.3	58.3	6.3	3.8
Other Western Europe	659.5	641.8	17.7	2.8	2.7
Total Western Europe	2,594.7	2,478.0	116.7	4.7	3.7
Central and Eastern Europe	867.5	806.6	60.9	7.6	(0.6)
Central and other	91.2	89.3	1.9	2.1	—
Total UPC Europe	3,553.4	3,373.9	179.5	5.3	2.6
VTR (Chile)	718.2	639.4	78.8	12.3	4.3
Total	€4,271.6	€4,013.3	€258.3	6.4	2.9

Operating Cash Flow	Three months ended December 31,		Increase (Decrease)		Increase (Decrease)
	2012	2011	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€147.7	€137.4	€10.3	7.5	7.5
Switzerland	142.9	132.7	10.2	7.7	5.5
Other Western Europe	84.4	74.6	9.8	13.1	13.1
Total Western Europe	375.0	344.7	30.3	8.8	7.9
Central and Eastern Europe	111.6	99.9	11.7	11.7	6.2
Central and other	(34.1)	(25.0)	(9.1)	(36.4)	—
Total UPC Europe	452.5	419.6	32.9	7.8	5.8
VTR (Chile)	84.4	70.8	13.6	19.2	7.0
Total	€536.9	€490.4	€46.5	9.5	6.0

	Year ended December 31,		Increase (Decrease)		Increase (Decrease)
	2012	2011	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€573.1	€542.5	€30.6	5.6	5.6
Switzerland	558.4	518.5	39.9	7.7	5.2
Other Western Europe	316.9	300.6	16.3	5.4	5.4
Total Western Europe	1,448.4	1,361.6	86.8	6.4	5.4
Central and Eastern Europe	431.7	393.5	38.2	9.7	0.0
Central and other	(122.2)	(95.3)	(26.9)	(28.2)	—
Total UPC Europe	1,757.9	1,659.8	98.1	5.9	2.8
VTR (Chile)	316.0	271.0	45.0	16.6	8.2
Total	€2,073.9	€1,930.8	€143.1	7.4	3.6

Operating Cash Flow Definition and Reconciliation

Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, related party fees and allocations, depreciation and amortization, and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	in millions
Total segment operating cash flow	€536.9	€490.4	€2,073.9	€1,930.8
Stock-based compensation expense	(3.7)	(3.6)	(17.8)	(13.5)
Depreciation and amortization	(246.5)	(247.3)	(1,037.3)	(970.2)
Related party fees and allocations, net	(13.8)	(6.8)	2.4	(5.9)
Impairment, restructuring and other operating items, net	(5.9)	(12.5)	(8.2)	(26.8)
Operating income	€267.0	€220.2	€1,013.0	€914.4

Capital Expenditures

The following table provides property and equipment additions for UPC Holding for the indicated periods:

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	in millions, except % amounts
UPC Europe:
The Netherlands	€51.7	€45.8	€172.3	€166.6
Switzerland	44.1	55.7	173.2	169.5
Other Western Europe	29.7	43.5	112.7	139.4
Total Western Europe	125.5	145.0	458.2	475.5
Central and Eastern Europe	54.0	42.0	176.7	144.9
Central and other	35.2	37.8	120.2	120.7
Total UPC Europe	214.7	224.8	755.1	741.1
VTR (Chile)	33.9	32.4	160.6	132.1
Total UPC Holding	€248.6	€257.2	€915.7	€873.2

Total property and equipment additions as % of revenue	22.8%	25.1%	21.4%	21.8%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	in millions, except % amounts
Customer premises equipment	€91.9	€71.6	€400.5	€326.5
Scalable infrastructure	49.7	64.2	165.0	196.1
Line extensions	28.9	29.4	102.2	98.0
Upgrade/rebuild	25.5	31.7	82.0	93.7
Support capital	52.6	60.3	166.0	158.9
Property and equipment additions	248.6	257.2	915.7	873.2
Assets acquired under capital-related vendor financing arrangements (including related-party amounts)[1]	(48.8)	(31.8)	(160.6)	(73.2)
Assets acquired under capital leases[1]	(0.5)	(0.3)	(1.9)	(1.4)
Assets contributed by parent company[2]	(3.7)	—	(10.2)	—
Changes in current liabilities related to capital expenditures (including related-party amounts)	(29.5)	(39.1)	(19.2)	(17.0)
Total capital expenditures	€166.1	€186.0	€723.8	€781.6

Total Capital Expenditures:
UPC Europe	€137.0	€170.4	€571.6	€663.6
VTR (Chile)	29.1	15.6	152.2	118.0
Total UPC Holding	€166.1	€186.0	€723.8	€781.6

Total Capital Expenditures as % of Revenue:
UPC Europe	15.1%	19.7%	16.1%	19.7%
VTR (Chile)	15.8%	9.8%	21.2%	18.5%
Total UPC Holding	15.2%	18.2%	16.9%	19.5%
_______________________________

1
The capital expenditures that we report in our consolidated cash flow statements do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

2
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our consolidated cash flow statements.

RGUs, Customers and Bundling3

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at December 31, 2012, September 30, 2012 and December 31, 2011:

	December 31, 2012	September 30, 2012	December 31, 2011	Q4’12 / Q3'12 (% Change)	Q4’12 / Q4’11 (% Change)
Total RGUs
Video	9,290,400	9,294,500	9,375,500	—	(0.9%)
Broadband Internet	5,458,400	5,343,800	4,968,000	2.1%	9.9%
Telephony	3,986,700	3,865,000	3,464,100	3.1%	15.1%
UPC Holding RGUs	18,735,500	18,503,300	17,807,600	1.3%	5.2%

Total Customers
Total Single-Play Customers	5,188,700	5,269,700	5,517,000	(1.5%)	(6.0%)
Total Double-Play Customers	1,923,900	1,953,300	2,015,700	(1.5%)	(4.6%)
Total Triple-Play Customers	3,233,000	3,109,000	2,753,100	4.0%	17.4%
UPC Holding Customers	10,345,600	10,332,000	10,285,800	0.1%	0.6%

% Double-Play Customers
UPC Europe	18.3%	18.7%	19.4%	(2.1%)	(5.7%)
VTR (Chile)	20.7%	20.5%	21.2%	1.0%	(2.4%)
UPC Holding	18.6%	18.9%	19.6%	(1.6%)	(5.1%)

% Triple-Play Customers
UPC Europe	29.4%	28.0%	24.6%	5.0%	19.5%
VTR (Chile)	46.1%	46.7%	45.2%	(1.3%)	2.0%
UPC Holding	31.3%	30.1%	26.8%	4.0%	16.8%

RGUs per Customer Relationship
UPC Europe	1.77	1.75	1.69	1.1%	4.7%
VTR (Chile)	2.13	2.14	2.12	(0.5%)	0.5%
UPC Holding	1.81	1.79	1.73	1.1%	4.6%

ARPU per Customer Relationship4

The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended Dec. 31,			FX Neutral
	2012	2011	% Change	% Change[5]
UPC Europe	€28.91	€27.43	5.4%	3.8%
VTR (Chile)	CLP 30,830	CLP 30,572	0.8%	0.8%
UPC Holding	€31.2	€29.23	6.7%	3.5%

_______________________________

3	The RGU, customer and bundling statistics reported for periods prior to January 1, 2012 have not been restated to reflect the January 1, 2012 change in our reporting of SOHO RGUs.

4
ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile service revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Europe and UPC Holding are not adjusted for currency impacts. ARPU per customer relationship amounts reported for periods prior to January 1, 2012 have not been restated to reflect the January 1, 2012 change in our reporting of SOHO RGUs.

5
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

	Consolidated Operating Data – December 31, 2012
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)		Video					Internet		Telephony
				Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Europe:
The Netherlands(13)	2,825,200	2,810,800	1,731,800	3,685,500	651,600	1,078,000	—	—	1,729,600	2,823,500	1,025,400	2,820,700	930,500
Switzerland(13)	2,074,700	1,825,400	1,485,600	2,464,400	842,500	606,000	—	—	1,448,500	2,292,000	594,500	2,323,900	421,400
Austria	1,313,400	1,297,400	733,000	1,408,000	199,400	335,900	—	—	535,300	1,297,300	490,700	1,265,400	382,000
Ireland	862,900	737,200	538,800	988,800	63,000	337,800	—	45,600	446,400	737,200	304,300	715,000	238,100
Total Western Europe	7,076,200	6,670,800	4,489,200	8,546,700	1,756,500	2,357,700	—	45,600	4,159,800	7,150,000	2,414,900	7,125,000	1,972,000
Poland	2,667,900	2,537,600	1,472,000	2,616,000	546,000	756,300	—	—	1,302,300	2,537,600	854,700	2,527,600	459,000
Hungary	1,525,700	1,508,300	1,029,600	1,760,300	306,900	327,100	242,900	—	876,900	1,508,300	486,600	1,510,700	396,800
Romania	2,082,800	1,708,000	1,177,600	1,733,900	428,700	423,600	319,700	—	1,172,000	1,708,000	333,000	1,646,200	228,900
Czech Republic	1,345,200	1,236,900	745,300	1,217,300	76,100	406,000	102,200	—	584,300	1,236,900	439,900	1,234,200	193,100
Slovakia	495,500	464,800	287,500	425,600	84,100	123,100	54,300	1,100	262,600	433,600	103,800	431,800	59,200
Total CEE	8,117,100	7,455,600	4,712,000	7,753,100	1,441,800	2,036,100	719,100	1,100	4,198,100	7,424,400	2,218,000	7,350,500	1,337,000
Total UPC Europe	15,193,300	14,126,400	9,201,200	16,299,800	3,198,300	4,393,800	719,100	46,700	8,357,900	14,574,400	4,632,900	14,475,500	3,309,000

VTR (Chile)	2,861,100	2,330,400	1,144,400	2,435,700	163,200	769,300	—	—	932,500	2,330,400	825,500	2,322,100	677,700

Grand Total	18,054,400	16,456,800	10,345,600	18,735,500	3,361,500	5,163,100	719,100	46,700	9,290,400	16,904,800	5,458,400	16,797,600	3,986,700

	Subscriber Variance Table – December 31, 2012 vs. September 30, 2012
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)		Video					Internet		Telephony
				Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Europe:
The Netherlands(13)	5,800	6,600	(30,200)	2,000	(42,600)	12,200	—	—	(30,400)	6,500	12,100	6,700	20,300
Switzerland(13)	(46,200)	(15,200)	(58,500)	(30,300)	(79,500)	21,200	—	—	(58,300)	(16,100)	8,800	15,800	19,200
Austria	51,100	35,100	31,900	50,100	22,000	8,500	—	—	30,500	35,000	11,600	3,100	8,000
Ireland	(900)	3,800	600	19,600	(4,500)	1,700	—	(2,300)	(5,100)	3,800	10,000	7,300	14,700
Total Western Europe	9,800	30,300	(56,200)	41,400	(104,600)	43,600	—	(2,300)	(63,300)	29,200	42,500	32,900	62,200
Poland	18,200	24,100	8,200	56,200	(46,700)	40,900	—	—	(5,800)	24,100	34,600	24,600	27,400
Hungary	7,200	5,800	10,300	37,500	(13,600)	13,300	10,900	—	10,600	5,800	9,100	5,800	17,800
Romania	4,100	7,400	25,300	58,300	(17,700)	19,400	23,600	—	25,300	7,400	16,300	7,500	16,700
Czech Republic	3,200	3,200	1,000	2,800	3,800	(4,700)	6,000	—	5,100	3,200	300	3,300	(2,600)
Slovakia	9,000	5,400	10,100	16,900	700	4,800	2,900	400	8,800	6,000	5,400	4,100	2,700
Total CEE	41,700	45,900	54,900	171,700	(73,500)	73,700	43,400	400	44,000	46,500	65,700	45,300	62,000
Total UPC Europe	51,500	76,200	(1,300)	213,100	(178,100)	117,300	43,400	(1,900)	(19,300)	75,700	108,200	78,200	124,200

VTR (Chile)	41,500	52,000	14,900	19,100	(9,400)	24,600	—	—	15,200	52,000	6,400	52,400	(2,500)

Grand Total	93,000	128,200	13,600	232,200	(187,500)	141,900	43,400	(1,900)	(4,100)	127,700	114,600	130,600	121,700

ORGANIC CHANGE SUMMARY:
UPC Europe	40,500	72,000	(9,900)	203,000	(184,900)	116,500	43,400	(2,300)	(27,300)	71,700	106,100	75,900	124,200
VTR (Chile)	41,500	52,000	14,900	19,100	(9,400)	24,600	—	—	15,200	52,000	6,400	52,400	(2,500)
Total Organic Change	82,000	124,000	5,000	222,100	(194,300)	141,100	43,400	(2,300)	(12,100)	123,700	112,500	128,300	121,700

Q4 2012 ADJUSTMENTS:
Acquisition - HU	1,300	1,000	600	1,000	200	400	—	—	600	800	400	800	—
Acquisition - SK	7,000	1,700	8,000	9,100	6,600	400	—	400	7,400	1,700	1,700	—	—
PL adjustment	2,700	1,500	—	—	—	—	—	—	—	1,500	—	1,500	—
CH adjustment(14)	(47,900)	(31,900)	(30,700)	(35,600)	(30,700)	—	—	—	(30,700)	(31,900)	(4,900)	—	—
AT adjustment(14)	47,900	31,900	30,700	35,600	30,700	—	—	—	30,700	31,900	4,900	—	—
Net Adjustments	11,000	4,200	8,600	10,100	6,800	800	—	400	8,000	4,000	2,100	2,300	—

Total Net Adds (Reductions)	93,000	128,200	13,600	232,200	(187,500)	141,900	43,400	(1,900)	(4,100)	127,700	114,600	130,600	121,700

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (“DTH”) and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (“Austria GmbH”), we do not report homes passed for Switzerland's and the Netherlands' partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)
Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Switzerland's or the Netherlands' partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our December 31, 2012 RGU counts exclude 34,500, 3,500 and 2,800 postpaid subscriber identification module (“SIM”) cards in service in Poland, the Netherlands and Hungary, respectively.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber count reported for Switzerland also include subscribers who may use a purchased set-top box or other non-verifiable means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). In Europe, we have approximately 400,500 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber count reported for Switzerland. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 73,000 digital subscriber line (“DSL”) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.

Footnotes for Operating Data and Subscriber Variance Tables (Continued)

(11)
Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 59,000 subscribers of Austria GmbH that are not serviced over our networks.

(13)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by our Switzerland operations. These estimates may change in future periods as more accurate information becomes available. At December 31, 2012, Switzerland's partner networks account for 125,500 Customer Relationships, 236,500 RGUs, 91,900 Digital Cable Subscribers, 466,600 Internet and Telephony Homes Serviceable, 83,500 Internet Subscribers, and 61,100 Telephony Subscribers. In addition, partner networks account for 454,100 of Switzerland's digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our December 31, 2012 subscriber table.

(14)
During the fourth quarter of 2012, the management responsibility for certain of our operations in Switzerland was transferred to our Austrian operations resulting in a non-organic adjustment to record the transfer between these two operating segments.

Additional General Notes to Tables:
All of our subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we recorded non-organic adjustments to begin including the SOHO subscribers of UPC Europe in our RGU and customer counts. As a result, all mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are now included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and certain commercial establishments in Europe. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.